UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2015

Cimpress N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hudsonweg 8 Venlo The Netherlands	5928 LW
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 31 77 850 7700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 24, 2015, Cimpress N.V. (the “Company”) completed its previously announced offering of $275.0 million in aggregate principal amount of 7.0% senior notes due 2022 (the “Notes”). The Notes were issued pursuant to a senior notes indenture (the “Indenture”) dated as of March 24, 2015, between the Company, the guarantors named on the signature pages thereto (the “Guarantors”) and MUFG Union Bank, N.A., as trustee, and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside the United States under Regulation S under the Securities Act.

The Notes bear interest at a rate of 7.0% per annum and mature on April 1, 2022. Interest on the Notes will be payable semi-annually on April 1 and October 1 of each year, commencing on October 1, 2015, to the holders of record of such Notes at the close of business on March 15 or September 15, respectively, preceding such interest payment date.

The Indenture contains various covenants, including covenants that, subject to certain exceptions, limit the Company’s and its restricted subsidiaries’ ability to: incur and/or guarantee additional debt; pay dividends, repurchase shares or make certain other restricted payments; enter into agreements limiting dividends and certain other restricted payments; prepay, redeem or repurchase subordinated debt; grant liens on assets; enter into sale and leaseback transactions; merge, consolidate or transfer or dispose of substantially all of the Company’s consolidated assets; sell, transfer or otherwise dispose of property and assets; and engage in transactions with affiliates.

At any time prior to April 1, 2018, the Company may redeem some or all of the Notes at a redemption price equal to 100% of the principal amount redeemed, plus a make-whole amount as set forth in the Indenture, plus, in each case, accrued and unpaid interest to, but not including, the redemption date. In addition, at any time prior to April 1, 2018, the Company may redeem up to 35% of the aggregate outstanding principal amount of the Notes at a redemption price equal to 107.0% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date, with the net proceeds of certain equity offerings by the Company. At any time on or after April 1, 2018, the Company may redeem some or all of the Notes at the redemption prices specified in the Indenture, plus accrued and unpaid interest to, but not including, the redemption date.

Subject to certain exceptions, upon the occurrence of a Change of Control (as defined in the Indenture), the Company will be required to make an offer to purchase the Notes at a price in cash equal to 101% of the principal amount of the Notes tendered, plus accrued and unpaid interest to, but not including, the date of purchase.

The above description is qualified in its entirety by reference to the Indenture and the form of the Notes, copies of which are filed as exhibits hereto and incorporated herein by reference.

The Notes have not been registered under the Securities Act, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K, including Exhibit 4.1 hereto, is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

See the Exhibit Index attached to this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2015	CIMPRESS N.V.

	By:	/s/ Ernst Teunissen
Ernst Teunissen Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.1	Senior Notes Indenture (including Form of Notes), dated as of March 24, 2015, by and between Cimpress N.V., certain subsidiaries of Cimpress N.V. as guarantors thereto and MUFG Union Bank, N.A., as trustee